Exhibit 99.1

April 22, 2014

A. O. Smith reports record first quarter sales, China up 25 percent

Milwaukee, Wis.—Water technology company A. O. Smith Corporation (NYSE-AOS) today announced first quarter net earnings of $46.7 million or $.51 per share on record first quarter sales of $552.2 million. Net earnings were $39.0 million or $.42 per share in the first quarter last year. Sales in the first quarter grew over eight percent compared with the same period in 2013 primarily due to higher sales in China.

First quarter 2014 adjusted earnings of $49.7 million or $.54 per share increased approximately 11 percent from first quarter 2013 adjusted earnings of $44.7 million or $.48 per share. A. O. Smith is providing non-GAAP measures (adjusted earnings, adjusted earnings per share, and adjusted segment operating earnings) that exclude certain items as well as non-operating pension costs consisting of interest cost, expected return on plan assets, amortization of actuarial gains (losses), and curtailments. Prior year results are provided on a comparable basis. Reconciliations to measures on a GAAP basis are provided in the financial information included with this press release.

“Our business in China got off to a strong start this year, with sales growing 25 percent over the same period last year,” Ajita G. Rajendra, chairman and chief executive officer, observed. “The team in China has excelled at innovating, manufacturing and marketing products with features and benefits that meet consumers’ needs in that region.”

North America segment

First quarter sales for the North America segment, which includes U. S. and Canadian water heaters and boilers, increased to $388.5 million compared with first quarter 2013 sales of $378.7 million. Higher volumes of residential and commercial water heaters in the U. S. were partially offset by lower Canadian water heater volumes and a weaker currency in Canada.

Segment operating earnings of $55.3 million were higher than the $54.1 million earned in the first quarter last year. First quarter adjusted segment operating earnings of $59.1 million were essentially flat compared with the same period last year. Increased sales volume in the U. S. was offset by higher steel prices, lower volumes in Canada and the weaker Canadian dollar. The adjusted operating margin of 15.2 percent was lower than the 2013 adjusted operating margin of 15.7 percent.

Rest of World segment

Sales of this segment, which includes China, India and Europe, increased almost 25 percent in the first quarter to $172.8 million. Sales in China grew 25 percent primarily due to higher volumes and a higher-priced product mix in the region.

Operating earnings for this segment increased almost 38 percent to $25.1 million compared with $18.2 million earned in the 2013 first quarter. The impact from increased volumes and favorable product mix in China were partially offset by sales-related increases in selling and advertising costs and higher operating expenses resulting from the opening of a second water heater plant in China in late 2013. Segment operating margin of 14.5 percent improved from the first quarter 2013 margin of 13.1 percent, primarily due to improvements in profitability in the water treatment business in China.

Share Repurchase and Other Items

During the first quarter, the company repurchased 446,000 shares of common stock at a total cost of $21.3 million. Approximately 707,000 shares remained on the existing discretionary authority at the end of the quarter.

After the end of the quarter, the company’s Board of Directors approved adding 1.5 million shares to the company’s existing discretionary share repurchase authority. Under the Board’s share repurchase authorization, the company may repurchase shares through a combination of a 10b5-1 automatic trading plan and discretionary purchases in accordance with applicable securities laws. The number of shares purchased and the timing of the purchases will depend on a number of factors, including share price, trading volume and general market conditions, as well as working capital requirements, general business conditions and other factors, including alternative investment opportunities.

The company’s effective income tax rate of 28.8 percent associated with first quarter 2014 adjusted earnings was approximately one percentage point lower than in the year ago period, providing a $.01 per share benefit to first quarter 2014 adjusted earnings per share compared with the same period last year. The company’s GAAP effective income tax rate in the first quarter of 2014 was 28.0 percent compared with its GAAP effective income tax rate of 31.7 percent in the first quarter of 2013.

Total debt as of March 31, 2014, was $227.0 million, resulting in leverage of 14.5 percent as measured by the ratio of total debt to total capital. Cash and investments, located largely outside the U. S., totaled $472.5 million at the end of the quarter.

“We remain committed to growing our business organically as well as with acquisitions, and our pipeline of potential investments is active,” Rajendra continued. “However, we will remain selective and only make acquisitions that we believe will add long-term value for shareholders. In addition, the 25 percent increase in our quarterly dividend rate in February and the incremental share repurchase authority demonstrate our commitment to return cash to shareholders.”

Outlook for 2014

“Residential construction appears to be improving modestly in the U. S.,” Rajendra said. “Any increase in housing construction should complement our strong replacement water heater business. As a result of higher steel prices, we announced a mid-single digit price increase in North America which will be effective May 1; this is our first price increase in almost two years.”

“Our international business, especially in China, has continued to grow as a result of consumer demand for products with more robust features and benefits. Our investment in product development continues to play a key role in our success in China.”

“As a result of improvement in our full year expectations for China and strength in the U. S. water hear industry, we decided to increase our EPS guidance for 2014. We believe A. O. Smith Corporation will achieve full-year GAAP earnings of between $2.06 and $2.21 per share, and we believe we will achieve full-year adjusted earnings of between $2.20 and $2.35 per share, neither of which includes the potential impact from future acquisitions.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: uncertain costs, savings and timeframes associated with the implementation of the new enterprise resource planning system; potential weakening in the high efficiency boiler segment in the U. S.; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s replacement markets; strength or duration of any recoveries in U. S. residential or commercial construction; a further slowdown in the Chinese economy; foreign currency fluctuations; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. The company, which is celebrating its 140th anniversary in 2014, is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment products.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except share data)

Statement of Earnings

(unaudited)

	Three Months Ended March 31,
	2014	2013
Net sales	$552.2	$509.6
Cost of products sold	356.3	330.3

Gross profit	195.9	179.3
Selling, general and administrative expenses	130.9	120.0
Restructuring, impairment and settlement expenses, net	—	1.7
Interest expense	1.4	1.5
Other income	(1.3)	(1.0)

Earnings before provision for income taxes	64.9	57.1
Provision for income taxes	18.2	18.1

Net earnings	$46.7	$39.0

Diluted earnings per share of common stock	$0.51	$0.42

Average common shares outstanding (000’s omitted)	91,966	93,185

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	March 31,	December 31,
	2014	2013
ASSETS:
Cash and cash equivalents	$369.8	$380.7
Marketable securities	102.7	105.3
Receivables	455.6	458.7
Inventories	197.4	193.4
Deferred income taxes	40.0	40.1
Other current assets	32.7	27.4

Total Current Assets	1,198.2	1,205.6
Net property, plant and equipment	402.3	391.3
Goodwill and other intangibles	751.9	758.3
Other assets	28.8	36.3

Total Assets	$2,381.2	$2,391.5

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$341.4	$387.1
Accrued payroll and benefits	43.1	61.7
Accrued liabilities	91.8	81.2
Product warranties	46.2	46.7
Long-term debt due within one year	14.0	14.2

Total Current Liabilities	536.5	590.9
Long-term debt	213.0	177.7
Pension liabilities	108.6	110.7
Other liabilities	179.7	183.5
Stockholders’ equity	1,343.4	1,328.7

Total Liabilities and Stockholders’ Equity	$2,381.2	$2,391.5

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Three Months Ended
	March 31,
	2014	2013
Operating Activities
Net earnings	$46.7	$39.0
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	14.8	14.1
Pension expense	6.6	6.9
Loss on disposal of assets	0.4	—
Net changes in operating assets and liabilities, net of acquisition:
Current assets and liabilities	(56.7)	(28.9)
Noncurrent assets and liabilities	0.5	3.0

Cash Provided by Operating Activities—continuing operations	12.3	34.1
Cash Used in Operating Activities—discontinued operations	(0.5)	(0.8)

Cash Provided by Operating Activities	11.8	33.3
Investing Activities
Capital expenditures	(25.3)	(18.4)
Acquisition	—	(3.6)
Investment in marketable securities	(33.7)	(31.7)
Net proceeds from sale of marketable securities	33.6	83.0

Cash (Used in) Provided by Investing Activities—continuing operations	(25.4)	29.3
Financing Activities
Long-term debt incurred (retired)	36.2	(15.5)
Common stock repurchases	(21.3)	(3.5)
Net proceeds from stock option activity	1.6	5.8
Dividends paid	(13.8)	(9.4)

Cash Provided by (Used in) Financing Activities—continuing operations	2.7	(22.6)

Net (decrease) increase in cash and cash equivalents	(10.9)	40.0
Cash and cash equivalents—beginning of period	380.7	266.9

Cash and Cash Equivalents—End of Period	$369.8	$306.9

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended
	March 31,
	2014	2013
Net sales
North America	$388.5	$378.7
Rest of World	172.8	138.3
Inter-segment sales	(9.1)	(7.4)

	$552.2	$509.6

Earnings
North America (1) (3) (4)	$55.3	$54.1
Rest of World	25.1	18.2

	80.4	72.3
Corporate expense (2)	(14.1)	(13.7)
Interest expense	(1.4)	(1.5)

Earnings before income taxes	64.9	57.1
Tax provision	18.2	18.1

Net earnings	$46.7	$39.0

(1) includes non-operating pension costs of:	$(3.8)	$(3.6)
(2) includes non-operating pension costs of:	(1.0)	(1.2)
(3) includes restructuring and impairment expenses of:	—	(12.7)
(4) includes settlement income of:	—	11.0

A. O. SMITH CORPORATION

Adjusted Earnings and Adjusted EPS

(dollars in millions, except per share data)

(unaudited)

The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended
	March 31,
	2014	2013
Net Earnings (GAAP)	$46.7	$39.0
Non-operating pension costs, before tax	4.8	4.8
Tax effect of non-operating pension costs	(1.8)	(1.8)
Restructuring and impairment expenses, before tax	—	12.7
Tax effect of restructuring and impairment expenses	—	(3.2)
Settlement income, before tax	—	(11.0)
Tax effect of settlement income	—	4.2

Adjusted Earnings	$49.7	$44.7

Diluted EPS (GAAP)	$0.51	$0.42
Non-operating pension costs per diluted share, before tax	0.05	0.05
Tax effect of non-operating pension costs per diluted share	(0.02)	(0.02)
Restructuring and impairment expenses per diluted share, before tax	—	0.14
Tax effect of restructuring and impairment expenses per diluted share	—	(0.04)
Settlement income per diluted share, before tax	—	(0.12)
Tax effect of settlement income per diluted share	—	0.05

Adjusted EPS	$0.54	$0.48

A. O. SMITH CORPORATION

Adjusted Segment Operating Earnings

(dollars in millions)

(unaudited)

The following is a reconciliation of reported segment operating earnings to adjusted segment operating earnings (non-GAAP):

	Three Months Ended March 31,
	2014	2013
Segment Operating Earnings (GAAP)
North America	$55.3	$54.1
Rest of World	25.1	18.2

Total Segment Operating Earnings (GAAP)	$80.4	$72.3

Adjustments:
North America	$3.8	$5.3
Rest of World	—	—

Total Adjustments	$3.8	$5.3

Adjusted Segment Operating Earnings
North America	$59.1	$59.4
Rest of World	25.1	18.2

Total Adjusted Segment Operating Earnings	$84.2	$77.6

Additional Information:
	Three Months Ended March 31,
	2014	2013
Adjustments: North America Segment
Non-operating pension costs	$3.8	$3.6
Restructuring and impairment expenses	—	12.7
Settlement income	—	(11.0)

Total North America Segment Adjustments	$3.8	$5.3

A. O. SMITH CORPORATION

Adjusted 2014 EPS Guidance and Adjusted 2013 EPS

(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2014
	Guidance	2013
Diluted EPS (GAAP)	$2.06 - 2.21	$1.83
Non-operating pension costs per diluted share	0.14	0.13
Restructuring and impairment expenses per diluted share	—	0.17
Settlement income per diluted share	—	(0.07)

Adjusted EPS	$2.20 - 2.35	$2.06